EXHIBIT 99.1

Primerica Announces its Intention to Exit Senior Health Business

Duluth, GA, Jul. 16, 2024 – Primerica, Inc. (NYSE:PRI) announced today that after carefully considering various options, the Board of Directors has opted to exit its senior health business by relinquishing ownership of e-TeleQuote Insurance, Inc. (e-TeleQuote). The senior health subsidiary, acquired in July 2021, does not have a clear path toward anticipated profitability within an acceptable timeframe in the increasingly challenging senior health distribution market. Further, the industry is facing an uncertain regulatory environment that could adversely impact the business.

The Board and management recognize that there remains significant demand for senior healthcare due to the aging of the U.S. population and continues to believe that Primerica’s unique ability to reach middle-income families through its independent sales force is a clear competitive advantage. However, Primerica’s ownership of a senior health business has not created the near-term stockholder value that had been anticipated at the time of the acquisition of e-TeleQuote.

With the assistance of a third-party consultant specializing in turn-around and restructuring transactions, Primerica determined that relinquishing its ownership of e-TeleQuote is the most expeditious way to exit its senior health business while maximizing Primerica’s residual stockholder value. Primerica expects to terminate its rights to e-TeleQuote no later than September 30, 2024. On or prior to such time, e-TeleQuote expects to issue shares of its common stock to a third party who has not yet been identified. It is expected that such third party, which may consist of one or more entities, will ultimately own e-TeleQuote when Primerica terminates its rights.

“Various options for exiting the senior health market were carefully considered and, among other things, the significant structural changes the sector has undergone since e-TeleQuote’s acquisition drove the decision,” said Glenn Williams, CEO of Primerica. “We will continue to support client relationships with no plans to decrease staffing levels at e-TeleQuote during the transition.”

Seniors who selected a Medicare Advantage or Medicare Supplement policy with the help of an e-TeleQuote agent will not be impacted by this change since they are clients of the insurance carrier that provides their policy. e-TeleQuote will continue to service clients, and Primerica representatives will continue to make referrals to e-TeleQuote’s licensed agents, through the date Primerica terminates its ownership of e-TeleQuote. Following such time, the new owners of e-TeleQuote will be responsible for communicating with e-TeleQuote clients.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this press release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include risk factors that are described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial products and services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured over 5.7 million lives and had over 2.9 million client investment accounts on December 31, 2023. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in the United States and Canada in 2023. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: susan.chana@primerica.com